UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 3, 2016

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 410 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously disclosed, Legg Mason (NYSE:LM) (“Legg Mason” or the “Company”) announced today that it priced its underwritten public offering of $500 million of Junior Subordinated Notes due 2056 (the “notes”). The notes will bear interest at a fixed rate of 5.45% per year. The offering is expected to close on August 8, 2016, subject to the satisfaction of customary closing conditions.

The Company views the offering as an opportunity to strengthen its balance sheet by taking advantage of the historically-low interest rate environment to lock in rates for 40 years and extend the blended average term of its debt capital. The Company intends to use the net proceeds of this offering, together with cash on hand, to repay the outstanding borrowings under its existing revolving credit facility (the “Credit Facility”) and to pay fees and expenses related to the offering of the notes. Following the repayment of borrowings under the Credit Facility, the offering of the notes will not increase the total amount of Legg Mason’s outstanding debt. The Company intends to use future cash that would have been used to repay borrowings under the Credit Facility to repay the Company’s $250 million aggregate principal amount of 2.7% Senior Notes due July 2019 at their maturity.

As a result of the partial equity credit provided by the rating agencies for long-tenored junior subordinated securities, the issuance of the notes and the related repayment of borrowings under our Credit Facility will result in a reduction in the rating agencies’ calculation of the Company’s leverage ratio.

The information furnished under this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: August 3, 2016	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel